UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1933

Date of Report (Date of earliest event reported): May 29, 2014

OWENS REALTY MORTGAGE, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-54957	46-0778087
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2221 Olympic Boulevard
Walnut Creek, California	94595
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 935-3840

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07                      Submission of Matters to a Vote of Security Holders

On May 29, 2014, Owens Realty Mortgage, Inc. (the “Company”) held its 2014 Annual Meeting of Stockholders at 1:00 p.m., local time, at the Walnut Creek Marriot located at 2355 North Main Street, Walnut Creek, CA 94595. Stockholders holding 7,446,554 shares of the Company’s Common Stock, or approximately 69%, of the 10,768,001 shares of Common Stock outstanding as of the record date and entitled to vote at the Annual Meeting, attended the Annual Meeting in person or were represented by proxy. At the Annual Meeting, the Company’s stockholders voted on the following two proposals as further described in the Company’s Proxy Statement dated April 23, 2014:

Proposal No. 1: To elect one Class I director to serve for a  term continuing until the annual meeting of stockholders held in 2017 and until his successor is duly elected and qualified. This proposal received the required affirmative vote of holders of a plurality of the votes cast and M. Lyman Bates, Jr. was elected. The following is a list of the number of votes “For” and “Withheld” with regard to this proposal, as well as the number of “Broker Non-Votes”:

DIRECTOR NOMINEE	FOR	WITHHELD	BROKER NON-VOTES
M. Lyman Bates, Jr.	3,701,641	227,589	3,517,324

Proposal No. 2: To ratify the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014. This proposal received the affirmative vote of holders of a majority of the votes cast and was approved.  The following is a list of the number of votes “For” and “Against” with regard to this proposal, as well as the number of “Abstentions”:

FOR	AGAINST	ABSTENTIONS	BROKER NON-VOTES
7,332,153	10,081	104,320	*
_________
* No broker non-votes arose in connection with this proposal due to the fact that the proposal was considered “routine” under New York Stock Exchange Rules.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OWENS REALTY MORTGAGE, INC.,
a Maryland corporation

Dated:           May 30, 2014                                               By: /s/ William C. Owens
Name:  William C. Owens
Title:    President and Chief Executive Officer